Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Micronet Enertec Technologies, Inc. (formerly known as “Lapis Technologies, Inc.”)
70 Kinderkamack Road
Emerson, NJ 07630

Gentlemen:

We consent to the use in this Amendment No. 5 to the Registration Statement on Form S-1/A of our report dated March 23, 2012, except for Notes 18C and 19, shares outstanding, and per share information as to which the date is March 14, 2013, relating to the consolidated financial statements of Lapis Technologies, Inc. for the year ended December 31, 2011, which appears in such registration statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Paritz & Company, P.A.

Paritz & Company, P.A.
Hackensack, New Jersey
April 23, 2013